EXHIBIT 21.1

SUBSIDIARIES OF QUANEX BUILDING PRODUCTS CORPORATION	LOCATION OF INCORPORATION
Amesbury Acquisition Holdings (2) Inc.	Delaware
Amesbury Group Inc.	Delaware
Amesbury Industries Inc.	Delaware
Amesbury Mexico S de RL de CV	Mexico
Amesburytruth Inc.	Canada
Ashland Hardware And Casting Systems De Mexico, S. de R.L. de C.V.	Mexico
Ashland Hardware Holdings, Inc.	Delaware
Ashland Hardware, LLC	Delaware
Avantek Machinery Ltd.	United Kingdom and Wales
Balance Systems Inc.	South Dakota
Barry G Lawrence Inc.	North Carolina
Bilco Holdco Limited	United Kingdom and Wales
Bilco Trading Ltd	United Kingdom and Wales
Bilcomex Commercializadora S de RL de CV	Mexico
Bilcomex S de RL de CV	Mexico
Edgetech (UK) LTD.	United Kingdom and Wales
Edgetech Europe GmbH	Germany
ERA Home Security Limited	United Kingdom and Wales
Flamstead Holdings Limited	United Kingdom and Wales
Giesse Group Argentina SA	Argentina
Giesse Group Hellas S.A.	Greece
Giesse Group Iberia S.A.	Spain
Giesse S.p.A.	Italy
HL Plastics Ltd.	United Kingdom and Wales
Liniar Ltd.	United Kingdom and Wales
Mikron Industries, Inc.	Washington
Mikron Washington LLC	Washington
Quanex Access Solution Limited	United Kingdom and Wales
Quanex Custom Components, Inc.	Minnesota
Quanex Custom Mixing LLC	Delaware
Quanex Do Brasil LTDA	Brazil
Quanex Homeshield LLC	Delaware
Quanex IG Systems, Inc.	Ohio
Quanex North American Cabinet Components, Inc.	Delaware
Quanex North American Fenestration, Inc.	Ohio
Schlegel Acquisition Holdings Limited	United Kingdom and Wales
Schlegel Limited	United Kingdom and Wales
Schlegel PTY Limited	Australia
Schlegel Giesse Middle East Building Materials Trading LLC	UAE - Dubai
The Bilco Company	Connecticut
The Bilco Holding Company	Connecticut
Truth Hardware Corporation	Delaware
TSA (Ningbo) Hardware co., Limited	China